EXHIBIT 99.1
PRESS RELEASE

IZEA, INC. ANNOUNCES 1-for-40 REVERSE STOCK SPLIT
EFFECTIVE AUGUST 1, 2012

- Reverse Stock Split Combined with Improved Financial Performance Expected to Enhance Marketability of the Company's Stock and Long-term Shareholder Value -

 Orlando, Fla. - July 31, 2012 - IZEA, Inc. (OTCQB: IZEA), the world leader in social media sponsorship, today announced a 1-for-40 split of its common stock and corresponding decrease in the number of authorized shares of common stock effective prior to the market open on August 1, 2012 (the “Reverse Split”). IZEA's shares will continue to trade on the OTCQB marketplace under the symbol IZEA. In connection with this transaction, IZEA has been assigned a new CUSIP number 466 03N 202.

Ted Murphy, Chief Executive Officer of IZEA, commented, “We have elected to effect a reverse stock split as part of our efforts to better align the stock price with the company's accomplishments and financial objectives. We believe this transaction will broaden our shareholder base and increase the appeal of the stock to institutional investors. Further, it should provide benefits to our shareholders by improving trading liquidity in the stock, thereby enhancing long-term shareholder value.”

As of the effective date, every 40 shares of common stock of IZEA will automatically combine into one share of common stock. The Reverse Split will reduce the number of shares of outstanding common stock from approximately 66.1 million pre-split to approximately 1.7 million post-split. The number of authorized shares of common stock will be reduced from 500 million to 12.5 million. Proportional adjustments will be made to IZEA's warrants, convertible notes, stock options and equity compensation plans. All fractional shares will be rounded up to the nearest whole number. The Reverse Split will not negatively affect any of the rights that accrue to holders of IZEA common stock or common stock equivalents.

Shareholders as of the effective date with outstanding certificates will be asked to exchange them for new certificates representing the post-split number of shares with the new CUSIP number. IZEA's transfer agent, Island Stock Transfer, will be the exchange agent for the Reverse Split and will distribute a letter of transmittal to shareholders with instructions on how to surrender old stock certificates. In the meantime, each outstanding certificate that prior to the Reverse Split represented shares of common stock of IZEA will thereafter represent shares of common stock in the post-split amount.
About IZEA

IZEA, Inc. is the world leader in social media sponsorship, operating multiple marketplaces including Staree, WeReward, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 corporations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, including statements regarding expectations for broadening the shareholder base of IZEA, increasing the appeal of its stock to institutional investors and improving trading liquidity of the stock, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement.

MEDIA CONTACT

Jennifer Brown
248-376-8079
IZEA, Inc.
jenniferb@izea.com